Contacts:
Investor Relations:                            Media:
Ken Gruber                                     Stacey Nield/Heather Fox
EVP & CFO                                      Morgen-Walke Associates, Inc.
Cornerstone Internet Solutions                 212-850-5600
212-343-9143 ext. 270                          hfox@morgenwalke.com
kgruber@crstone.com


DRAFT - NOT FOR RELEASE


   CORNERSTONE INTERNET SOLUTIONS TO BUILD OUT B2B ECOMMERCE UNIT EXCLUSIVELY

            Company's Strategic Restructuring To Include Name Change
                         And 1-For-5 Reverse Stock Split

New York,  NY--September  25, 2000 -- Cornerstone  Internet  Solutions  (Nasdaq:
CNRS), a provider of comprehensive business-to-business (B2B) e-commerce services and solutions, today announced a strategic restructuring to focus exclusively on the growth of B2Bgalaxy.com, an operating unit that develops industry specific business to business e-commerce marketplace and procurement technology, focusing on improving profitability for buyers and sellers. As part of this restructuring, the Company will discontinue its professional services subsidiary and change its name to B2B Enterprises, Inc. In addition, the Company will effect a 1-for-5 reverse stock split. The proposed name change and stock split are subject to approval by shareholders at Cornerstone's special meeting of shareholders scheduled for November 10, 2000.

"B2Bgalaxy is a highly scaleable, proprietary e-commerce solution, recognized for its value to rapidly deploy vertical business-to-business marketplaces," said Andrew Gyenes, Chairman of Cornerstone Internet Solutions. "FOODgalaxy, our first vertical marketplace, has achieved market leadership and acceptance in the food service industry. The market opportunity for B2B e-commerce remains robust, and we aim to capitalize on B2Bgalaxy's value proposition and the initial success of our B2B marketplace technology to rapidly expand our market share globally. We are confident that, through this restructuring and by focusing all energies of the Company to execute our B2B strategy, we can achieve our objectives of accelerating growth and increasing shareholder value."

David Rowe, President and Chief Executive Officer of B2Bgalaxy.com, said, "Our strategy is to further strengthen the FOODgalaxy franchise domestically and to enhance our technology through additional PowerProducts. We will leverage the strength and portability of our technology by seeking licensing and partnering opportunities with established entities internationally in the food industry and both domestically and internationally in other industries. We expect to build upon the model employed in our previously announced Telefonica and VETgalaxy.com relationships."

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B2Bgalaxy.com  was  launched in July of 1999,  along with its  initial  vertical marketplace, FOODgalaxy.com. Since then, the Company has achieved the following milestones:

-  Topped 3,000 users of FOODgalaxy.com in its first year;
-  Extended the direct sales force nationally;
-  Signed significant partnership arrangements with Telefonica B2B;
-  Expanded the PowerProduct suite to include PowerPurchasing and Power Vendor;
-  Licensed PowerProduct software toVetgalaxy.com as its e-commerce platform;
- Received critical acclaim from Forbes Magazine and Restaurant Associations in 17 states for PowerProduct technology.

Ken Gruber, Executive Vice President & Chief Financial Officer, added, "Based on the signed agreements to date for our B2B technology, we anticipate revenues in fiscal 2001 to exceed $3 million. Cornerstone will eliminate 22 positions and will realize additional savings through the closing of our New York City office, as we centralize all operations in New Jersey. By eliminating our professional services workforce and discontinuing the operation, we reduce our cash burn by approximately $300,000 per month. The Company will take a one-time, primarily non cash, restructuring charge of approximately $850,000 in its first fiscal quarter of 2001."

About Cornerstone Internet Solutions
Cornerstone Internet Solutions operates B2Bgalaxy.com, which creates industry-specific business-to-business e-commerce marketplaces that link buyers and sellers and focuses on improving member profitability through the use of PowerPurchasing, the award-winning marketplace exchange technology.

FOODgalaxy.com, a B2Bgalaxy.com Company, enables restaurants and other food service establishments to post a customized inventory list online and provides suppliers the opportunity to submit their latest product prices. This process can drive down the cost of goods to buyers by as much as 20 percent and significantly reduces the time traditionally devoted to the procurement process. Additional functionality is available to distributors allowing them to increase business from existing accounts as well as reduce their cost of new customer acquisition.


Some paragraphs of this news release, particularly those describing Cornerstone Internet Solutions', FOODgalaxy.com's and B2Bgalaxy.com's future business prospects, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in implementing desired features, delays in completing the B2Bgalaxy.com and various industry specific web sites, including FOODgalaxy.com, technical challenges, cost overruns, changes in design, competition, and so on, any of which could have an adverse effect on the Company and B2Bgalaxy.com and its communities, including FOODgalaxy.com. Cornerstone Internet Solutions' results could be impacted materially by its ability to obtain contracts from prospects as well as its ability to deliver the contracted solutions in a profitable manner. Factors such as these as well as those contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2000 could have an adverse effect on the Company's results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion



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of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.